EXHIBIT 21


                     nSTOR TECHNOLOGIES, INC.

                   Subsidiaries of the Company
                               and
               State of Incorporation or Formation





     nStor Corporation, Inc.                      Delaware

     Imge R & D, Inc.                             Delaware

     Imge Distribution, Inc.                      Delaware

     Imge Maketing, inc.                          Delaware

     nStor (Europe) Limited                       United Kingdom